United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 2, 2011
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21990 (Commission File Number)	13-3679168 (I.R.S. Employer Identification No.)
701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)
Registrant’s telephone number, including area code: (650) 635-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) and (d) On September 2, 2011, OXiGENE, Inc. (the “Company”) appointed Gerald McMahon, Ph.D. to the Company’s Board of Directors. Dr. McMahon will serve on the Audit Committee and Compensation Committee of the Company’s Board of Directors.
     Dr. McMahon, age 57, is Senior Vice President and Oncology Innovative Medicines Unit Leader of Medimmune LLC, a wholly owned subsidiary of Astra Zeneca PLC, a position which he has held since 2010. Dr. McMahon served as the Chief Executive Officer of Poniard Pharmaceuticals, Inc. from May 2004 to February 2010 and as the Chairman of the Board of Directors of Poniard from May 2004 to May 2011. He was a Venture Partner at Bay City Capital, LLC from February 2010 to October 2010. Dr. McMahon has spent more than 20 years as a business executive in the healthcare and biotech industries where he held various roles at Pfizer, Pharmacia, and Sandoz. In addition, Dr. McMahon was employed 10 years at SUGEN where he was instrumental to build the business leading to the successful discovery, development, and regulatory approvals of novel oncology drugs. Since his role as President of SUGEN in 2003, he served as a Venture Partner with Bay City Capital and also has served as CEO and in various board of director roles for public and private healthcare companies. Dr. McMahon holds a B.S. in biology and earned a Ph.D. in 1980 in biochemistry from Rensselaer Polytechnic Institute and held post-graduate appointments at Tufts Medical School in Boston and the Massachusetts Institute of Technology in Cambridge, Massachusetts.
     The Company also announced that Mark Kessel and William N. Shiebler, each current directors of the Company, have decided that they will not stand for re-election to the Board after their terms expire at the Company’s 2011 annual meeting of stockholders, to be held later this year.
     On September 9, 2011, the Company issued a press release regarding these changes in the Board of Directors. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description

99.1	Press release, dated September 9, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.
Date: September 9, 2011	/s/ Peter J. Langecker
By: Peter J. Langecker, M.D., Ph.D.
Its: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated September 9, 2011.